As filed with the Securities and Exchange Commission on November 17, 2023

Registration No. 333-177993
333-238477
333-272549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-177993)
Post-Effective Amendment No. 1 (No. 333-238477)
Post-Effective Amendment No. 1 (No. 333-272549)

To

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCULPTOR CAPITAL MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-0354783
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York 10019
(212) 790-0000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David M. Levine
Chief Legal Officer
Sculptor Capital Management, Inc.
9 West 57th Street
New York, New York 10019
(212) 790-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service

Copies to:
Peter Serating
Blair Thetford
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”) of Sculptor Capital Management, Inc., a Delaware corporation (“Sculptor”):

•
Registration Statement on Form S-3, File No. 333-177993, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 15, 2011, registering an indeterminate amount of Sculptor’s Class A shares, no par value, representing Class A Limited Liability Company Interests, Sculptor’s preferred shares representing Limited Liability Company Interests, Sculptor’s depositary shares, Sculptor’s warrants, Sculptor’s subscription rights and Sculptor’s purchase contracts and purchase units;

•
Registration Statement on Form S-3, File No. 333-238477, filed with the SEC on May 18, 2020, registering an indeterminate amount of shares of Class A common stock, par value of $0.01 per share (“Class A Shares”), Sculptor’s preferred shares, Sculptor’s depositary shares, Sculptor’s subscription rights, Sculptor’s debt securities, Sculptor’s warrants, Sculptor’s purchase contracts, any units consisting of the foregoing securities and any combination of these securities for a maximum aggregate initial offering price of $600,000,000; and

•
Registration Statement on Form S-3, File No. 333-272549, filed with the SEC on June 9, 2023, an indeterminate amount of Class A Shares, Sculptor’s preferred shares, Sculptor’s depositary shares, Sculptor’s subscription rights, Sculptor’s debt securities, Sculptor’s warrants, Sculptor’s purchase contracts, any units consisting of the foregoing securities and any combination of these securities for a maximum aggregate initial offering price of $600,000,000.

On November 17, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2023, as amended, including by Amendment No. 1, dated as of October 12, 2023, and Amendment No. 2, dated as of October 26, 2023, by and among Sculptor, Rithm Capital Corp., a Delaware corporation (“Rithm”), Sculptor Capital LP, a Delaware limited partnership, Sculptor Capital Advisors LP, a Delaware limited partnership, Sculptor Capital Advisors II LP, a Delaware limited partnership, Calder Sub, Inc., a Delaware corporation (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership, Calder Sub II, LP, a Delaware limited partnership, and Calder Sub III, LP, a Delaware limited partnership, among other things, Merger Sub Inc. merged with and into Sculptor (the “Merger”), with Sculptor continuing as the surviving corporation following the Merger as a wholly owned subsidiary of Rithm.

As a result of the Merger, Sculptor has terminated any and all offerings of Sculptor’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Sculptor in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered for issuance pursuant to the Registration Statements that remain unsold at the termination of the offering, Sculptor hereby removes from registration all such securities of Sculptor registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 17, 2023.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Dava Ritchea
	Name:	Dava Ritchea
	Title:	Chief Financial Officer and Executive Managing Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.